EXHIBIT 1

JOINT FILING AGREEMENT

This Joint Filing Agreement (the “Agreement”) is made and entered into as of February 14, 2023, by and among WG Biotech ApS and Johan Wedell-Wedellsborg (collectively referred to herein as the “Filers”).

Pursuant to and in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to the joint filing on behalf of each of them all filings on Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) with respect to the Common Stock, $0.0001 par value per share, of Y-mAbs Therapeutics, Inc., and hereby further agree that this Agreement be included as an exhibit to such statement, as required by such rule. The Filers further agree that they will fully cooperate in the preparation and timely filing (and other delivery) of all such Filings.

IN WITNESS WHEREOF, the Filers hereto have executed this Agreement as of the date first set forth above.

Dated: February 14, 2023

WG Biotech ApS

By:	/s/ Johan Wedell-Wedellsborg
Title:	Chief Executive Officer

Johan Wedell-Wedellsborg

/s/ Johan Wedell-Wedellsborg
Johan Wedell-Wedellsborg